Exhibit 99.1

CONTACTS:   Edwin McGuinn
            MRU Holdings, Inc.
            (212) 836 4195

FOR IMMEDIATE RELEASE

MRU HOLDINGS, INC. (OTCBB: MHOI.OB), AN EDUCATION FINANCE COMPANY, SECURES $50 MILLION IN FINANCING FOR MRU UNIVERSAL GUARANTY AGENCY, INC.

NEW YORK, NY: OCTOBER 25 --  MRU Holdings, Inc. (OTCBB:MHOI.OB)

MRU Holdings, Inc. ("MRU") announced today that it had secured a commitment for up to $50 million in financing for its subsidiary MRU Universal Guaranty Agency, Inc. ("MRUG"), from Universal Finanz Holding AG ("Universal"), a European consumer finance company which has been making and servicing a sizable portfolio of consumer loans since the early Seventies.

MRUG is a guaranty agency established by MRU to provide guarantees on private student loans for US and international students. The growing need for private student loans, which is a market at $7.5 billion per year in volume and growing at 30% per year for the past five years, has created strong demand for a well capitalized loan guarantee player that addresses the needs of a broader spectrum of students.

Universal, which has been generating and servicing between 20,000 to 30,000 consumer loans annually over the past ten years, has committed to invest up to $50 million in MRUG to serve as the equity reserve against which MRUG will guarantee loans. The commitment is subject to preparation and approval of final documentation.

Utilizing MRU's proprietary scoring system, MRUG will be able to provide guarantees on loans to students that typically have had difficulty in securing private loans, including international students. US students whose parents are unable or unqualified to act as co-signors for private student loans face an acute need for financing. International students, who spent over $18.6 billion on educational expenditures in the US last year, face a similar dilemma. These students currently have very limited means available to them to finance their education. MRU has created MRUG to help these students finance the education they deserve.

Mr. Edwin McGuinn, Chairman and CEO of MRU notes, "Universal's sizable financial strength and 20+ years of making, holding and servicing consumer loans will enable MRUG to guarantee a sizable number of private loans and to service them profitably, while dramatically increasing access to educational funding for students who do not currently have co-signers."


FILINGS AND FORWARD-LOOKING STATEMENTS

About MRU Holdings, Inc.
MRU Holdings, Inc. is a publicly traded (MHOI.OB) specialty finance company that profiles and provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The company has a renowned brand name "MyRichUncle(TM)" and highly scalable origination infrastructure. The company utilizes these assets to provide private and federal loans to students either on a referral or principal basis. Additional information is available at www.MyRichUncle.com.

This press release contains forward-looking statements, including MRU Holdings, Inc.'s expectations regarding its ability to develop and commercialize financial products for the higher education marketplace. These forward-looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in MRU's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in our Information Statement on Form 14C, dated June 14, 2004, as filed with the SEC on June 15, 2004. MRU cautions that certain important factors may have affected and could in the future affect MRU's beliefs and expectations and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of MRU.